UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):  |X|  Form 10-K  |_|  Form 20-F  |_|  Form 11-K   | | Form
              |_|  Form 10-D  |_|  Form N-SAR |_|  Form N-CSR

                       For Period Ended: December 31, 2008

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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PART I  --  REGISTRANT INFORMATION

Full Name of Registrant:  MIP Solutions, Inc.

Former Name if Applicable:  not applicable

Address of Principal Executive Offices (Street and Number):
2130 East Bidwell Street, Folsom, Ca 95630

Laughlin Associates, Inc.
2533 N. Carson Street
Carson City, NV 89706
Telephone (775) 883-8484 ext 202
(Name, Address, and Telephone Number of Agent for Service)

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
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            (b)

|X|         The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or

|_|         The subject quarterly report or transition report on Form 10-QSB, or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
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            (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
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

PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F,11-K, 10-QSB, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Due to the unexpected resignation of the Company's corporate secretary and treasurer in the fourth quarter of 2008, the transfer of documents to management, and the need for capital for accounting fees the Company's Annual Report on Form 10-K for the year ended December 31, 2008 could not be completed in time without unreasonable effort or expense to the Company.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Jeff Lamberson               509            209-3235
              (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               MIP Solutions, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 31, 2009                    By: /s/ Jeff Lamberson
                                             -------------------------------
                                             Jeff Lamberson, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).
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